Exhibit 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

Announces First Cross-selling Success With HP and New Lead Generation Agreement With Microsoft Corporation

SCOTTS VALLEY, Calif., April 28, 2005 — Rainmaker Systems, Inc. (Nasdaq: RMKR), a leading outsource provider of sales and marketing services for companies that want to drive more sales, today reported financial results for the first quarter of 2005.

Net revenue for the first quarter of 2005 was $6.4 million, up 53 percent from $4.2 million in the fourth quarter of 2004 and up 70 percent from $3.8 million in the first quarter of 2004. Revenue from service sales were $4.6 million, up 11 percent sequentially and 23 percent year over year.

Net loss in the first quarter was $2.5 million or a loss of $0.05 per share. The net loss includes approximately $700,000 related to severance charges and set-up costs for the company’s new call center in Austin. Net loss excluding the severance and set-up costs would have been $1.8 million, or a loss of $0.04 per share. This compares with a net loss of $2.6 million, or a loss of $0.06 per share, reported in the fourth quarter of 2004, and with a net loss of $440,000, or a loss of $0.01 per share, in the same quarter last year.

Total cash and cash equivalents at March 31, 2005 were $9.0 million compared with $10.1 million at December 31, 2004.

New Client Activity

Rainmaker announced today that HP is the company’s first client to leverage both its service sales and lead generation offerings as an extension of their existing partner agreement. The project will showcase Rainmaker’s ability to provide an integrated closed-loop sales process that

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

includes marketing, lead generation and sales execution. The program is leveraging Rainmaker’s direct marketing capability to conduct multi-touch email campaigns, followed by its lead generation expertise to source, qualify and nurture leads. Finally the program leverages Rainmaker’s telesales and commerce capability for closing sales and processing orders.

Rainmaker also announced that it signed a variety of new client agreements in the first quarter for strategic lead generation services with both emerging companies and established enterprise-level clients. Notably, Rainmaker signed new agreements in the first quarter with Microsoft Corporation. For Microsoft, we are providing strategic lead generation services for managed partners, event recruitment targeting business and technical decision makers, and data enhancement and profiling of enterprise accounts.

Management Qualitative Comments

“We are very pleased to report a 53 percent sequential increase in our revenue in the first quarter,” said Michael Silton, chief executive officer. “Our service sales grew 11 percent sequentially and 23 percent year over year. Lead generation business also made a strong contribution to revenue. Our focus continues to be to drive sales both with existing clients and with new clients and to bring more of our revenue to the bottom line.

“In an effort to accomplish this goal, we made significant changes in the first quarter including streamlining the organization by combining both the sales and marketing teams of Rainmaker and Sunset Direct and focusing our efforts on making each client relationship profitable to Rainmaker. Our client managers are now responsible for the profitability of the relationships, rather than just the revenue growth. We believe that this change will help to better align our investments with the opportunity for revenue growth.

“We are also pleased to report that the integration of Sunset Direct is progressing and we are beginning to enjoy the benefits of the acquisition including cross-selling, client diversification, expanded service offering and a larger, more cost-effective talent pool. In particular, the acquisition is already giving us access to experienced call center talent in Austin and a larger

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

talent pool from which to hire. Also, as we announced today, we have begun our first cross-selling opportunity with HP and are finding ways to streamline the delivery of our services by leveraging the expanded core competencies of Rainmaker.

“As we look ahead to the balance of 2005, our focus continues to be on driving towards profitability. We are energized by the expanded suite of services that we can now offer and by the cross-selling opportunities that they provide. Our sales teams are better organized around meeting current and potential client needs and we believe that our opportunity for revenue growth is strong in 2005. In addition, we believe our cost structure will improve based on several factors: our focus on bringing our emerging clients towards profitability, the completion of the transition to our Austin facility and the elimination of duplicate costs, the lower labor costs in Austin, the cost savings from streamlining the organization, and our technology investments that will help us to improve our efficiency and allow us to process more orders with fewer people. We believe that our continued revenue growth coupled with these important improvements to our cost structure will enable us to bring more profits to our bottom line.”

Second Quarter 2005 Outlook

Rainmaker forecasts total revenue to be in the range of $7.0 to $7.4 million, with a loss of $0.05 to $0.07 per share. This forecast reflects the transition of the company’s call center to Austin, which is expected to be complete early in the third quarter. Transition costs from duplicate labor and other associated costs are expected to account for approximately $0.02 per share of the forecasted loss.

Conference Call

Rainmaker Systems will discuss its first quarter 2005 results today at 1:30 PDT. A webcast of the conference call can be accessed at 1:30 p.m. PDT by visiting the Investor page of the company’s website at www.rmkr.com. Those wishing to participate in the live call should dial (517) 308-9003 using the password “Rainmaker” at approximately 1:20 p.m. PDT. A replay of the call will be available for two weeks by dialing (203) 369-1317. A webcast replay of the conference call will be available for one year on the Audio Archives page of the Rainmaker website at www.rmkr.com.

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing services for companies that want to drive more sales. Rainmaker offers a closed-loop sales process and a comprehensive suite of services that ensures companies are both filling their sales pipelines with quality leads and closing them efficiently and cost effectively. Core services include telesales, integrated direct marketing and hosted e-commerce. Additional offerings include a proprietary database, customer database enhancement services, CRM technology integration and order management.

Rainmaker helps more than 50 companies, ranging from Fortune 100 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions.

For more information, visit www.rmkr.com and www.sunsetdirect.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and its subsidiaries. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions (including our recent acquisition of Sunset Direct) and expand our call center without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share and per share data)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,002	$10,104
Restricted cash	700	—
Accounts receivable, net of allowance for doubtful accounts of $538 and $208 at March 31, 2005 and December 31, 2004, respectively	9,645	7,895
Prepaid expenses and other current assets	1,190	1,117

Total current assets	20,537	19,116
Property and equipment, net	3,587	3,160
Other noncurrent assets	147	86
Intangible assets	4,138	—
Goodwill	3,058	—

Total assets	$31,467	$22,362

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,895	$15,130
Accrued compensation and benefits	2,128	390
Other accrued liabilities	1,757	747
Deferred revenue	1,014	—
Obligations under financing arrangements	228	355
Current portion of capital lease obligations	184	122
Current portion of note payable	1,000	—

Total current liabilities	24,206	16,744

Capital lease obligations, less current portion	61	42
Note payable, less current portion	1,917	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 47,764,132 and 44,419,791 outstanding at March 31, 2005 and December 31, 2004, respectively	47	44
Additional paid-in capital	65,719	63,509
Accumulated deficit	(60,483)	(57,977)

Total stockholders’ equity	5,283	5,576

Total liabilities and stockholders’ equity	$31,467	$22,362

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2005	2004
Net revenue	$6,420	$3,784
Operating expenses:

Cost of Services	3,892	1,508
Sales and marketing	744	356
Technology	901	612
General and administrative	2,608	1,376
Depreciation and amortization	778	382

Total operating expenses	8,923	4,234

Operating loss	(2,503)	(450)

Interest and other (expense) income, net	(3)	10

Net loss	$(2,506)	$(440)

Basic and diluted net loss per share	$(0.05)	$(0.01)

Weighted average common shares outstanding - basic and diluted	46,347	41,417

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Quarter Ended March 31,
	2005	2004
Operating activities:
Net loss	$(2,506)	$(440)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	616	382
Amortization of intangible assets	162	—
Provision (credit) for allowances for doubtful accounts	330	(42)
Loss on disposal of fixed assets	26	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(602)	(909)
Prepaid expenses and other assets	24	(54)
Accounts payable	2,169	1,108
Accrued compensation and benefits	1,000	75
Other accrued liabilities	914	842
Deferred revenue	(246)	—

Net cash provided by operating activities	1,887	962

Investing activities:
Purchases of property and equipment	(786)	(323)
Restricted cash, net	(700)	533
Acquisition of business, net of cash	(4,221)	—

Net cash provided by (used in) investing activities	(5,707)	210

Financing activities:
Proceeds from issuance of common stock from option exercises	8	133
Proceeds from issuance of common stock and warrants from private placement	—	6,351
Proceeds from note payable	3,000	—
Repayment of note payable	(83)
Repayment of financing arrangements	(127)	(150)
Repayment of capital lease/debt obligations	(80)	(41)

Net cash provided by financing activities	2,718	6,293

Net increase (decrease) in cash and cash equivalents	(1,102)	7,465
Cash and cash equivalents at beginning of period	10,104	4,854

Cash and cash equivalents at end of period	$9,002	$12,319

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Rainmaker Announces 53 Percent Sequential Revenue Growth in First Quarter 2005

April 28, 2005

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In Thousands)

(Unaudited)

	Quarter Ended March 31,
	2005	2004
Net Loss	$(2,506)	$(440)

Add:
Non-cash charges for depreciation and amortization	778	382
Interest and other expense / (income)	3	(10)

	781	372

EBITDA	$(1,725)	$(68)

EBITDA is a non-GAAP measure of the Company’s financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company’s Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

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